EXHIBIT 5

                                  May 31, 2000




Digital Biometrics, Inc.
5600 Rowland Road
Minnetonka, MN 55343

         RE:  REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT")
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Gentlemen:

         We have acted as counsel for Digital Biometrics, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of 915,000 shares of the Company's common stock, $.01 par value (the "common stock"), issuable under the Company's 1998 Stock Option Plan (the "1998 Plan"), the Company's 1992 Restricted Stock Plan (the "1992 Plan") and that certain common stock purchase warrant, dated October 1, 1998, issued to Andcor Companies, Inc. (the "Warrant") and, subject to adjustment as provided in the 1998 Plan, the 1992 Plan and the Warrant, under the Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission.

         We have made such legal and factual examinations and inquiries, including an examination of originals, or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such corporate records of the Company, agreements and other instruments, certificates of public officials and officers and representatives of the Company, and such other documents as have deemed necessary as a basis for the opinions hereafter expressed.

         Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each of the parties thereto has duly and validly executed and delivered each instrument, document and agreement to which such party is a signatory, and such party's obligations set forth therein are its legal, valid, and binding obligations, enforceable in accordance with their respective terms, (ii) each natural person executing any such instrument, document or agreement is legally competent to do so, and (iii) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

         Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that, when the shares of common stock have been registered under


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the Securities Act, and when the Company has received the consideration to be received for said shares in accordance with the provisions of the 1998 Plan, the 1992 Plan and the Warrant, as the case may be, and said shares of common stock have been issued by the Company, said shares of common stock will be duly authorized, validly issued, fully paid, and nonassessable.

         We are qualified to practice law in the State of Minnesota. The opinions set forth herein are expressly limited to the laws of the State of Minnesota and the corporation laws of the State of Delaware. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, or other authorizations or approvals as may be required by, any federal law, including any federal securities law, or any state securities or blue sky laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm therein.

                                       Very truly yours,


                                       /s/ Maslon Edelman Borman & Brand, LLP


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